Exhibit 99.2

800 Boylston Street
Boston, MA 02199

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Michael Walsh	Marilynn Meek – General Information
Senior Vice President, Finance	(212) 827-3773
(617) 236-3410

BOSTON PROPERTIES, INC. ANNOUNCES

THIRD QUARTER 2007 RESULTS AND APPOINTMENT OF NEW CFO

Reports diluted FFO per share of $1.15	Reports diluted EPS of $1.99

BOSTON, MA, October 24, 2007 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, reported results today for the third quarter ended September 30, 2007.

Funds from Operations (FFO) for the quarter ended September 30, 2007 were $139.1 million, or $1.17 per share basic and $1.15 per share diluted, after a supplemental adjustment to exclude the loss from early extinguishment of debt associated with the sale of real estate. This compares to FFO for the quarter ended September 30, 2006 of $137.3 million, or $1.19 per share basic and $1.16 per share diluted. The loss from early extinguishment of debt associated with the sale of real estate totaled approximately $2.7 million, or $0.02 per share basic and diluted for the quarter ended September 30, 2007. FFO for the quarter ended September 30, 2007 includes the write-off of costs related to an abandoned suburban development project totaling approximately $4.5 million, or $0.03 per share basic and diluted. The weighted average number of basic and diluted shares outstanding totaled 119,010,269 and 122,298,400, respectively, for the quarter ended September 30, 2007 and 115,431,903 and 120,726,865, respectively, for the quarter ended September 30, 2006.

Net income available to common shareholders was $242.4 million for the three months ended September 30, 2007, compared to $108.0 million for the quarter ended September 30, 2006. Net income available to common shareholders per share (EPS) for the quarter ended September 30, 2007 was $2.02 basic and $1.99 on a diluted basis. This compares to EPS for the third quarter of 2006 of $0.93 basic and $0.91 on a diluted basis. EPS includes $1.38 and $0.18, on a diluted basis, related to gains on sales of real estate and discontinued operations for the quarters ended September 30, 2007 and 2006, respectively.

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the quarter ended September 30, 2007. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

As of September 30, 2007, the Company’s portfolio consisted of 138 properties comprising approximately 44.1 million square feet, including 13 properties under construction totaling 3.9 million square feet and one hotel. The overall percentage of leased space for the 124 properties in service as of September 30, 2007 was 93.9%.

Significant events of the third quarter include:

•

On July 12, 2007, the Company executed a lease with Ropes & Gray LLP to relocate its Boston office to the Prudential Tower. The law firm will occupy more than 400,000 square feet of office space in the top floors of the 52-story, 1.2 million square foot office building beginning in the fall of 2010.

•

On July 16, 2007, the Company entered into a joint venture with an unrelated third party to develop a Class A office complex aggregating approximately 425,000 net rentable square feet located in Anne Arundel County, Maryland. The joint venture partner contributed the land for a 50% interest in the joint venture and the Company will contribute cash of approximately $14.9 million for its 50% interest. The joint venture has commenced construction on an approximately 114,000 net rentable square foot Class A office property on the site. On September 13, 2007, the joint venture entity obtained construction financing totaling $45.5 million. The construction financing bears interest at a variable rate equal to LIBOR plus 1.20% per annum and matures in September 2010, with two one-year extension options.

•

On July 24, 2007, the Company acquired 701 Carnegie Center, a parcel of land located in Princeton, New Jersey for a purchase price of approximately $3.1 million. As previously announced, the Company entered into a lease agreement on June 11, 2007 with The Trustees of Princeton University for a build-to-suit project on the site with approximately 120,000 net rentable square feet of Class A office space. The Company expects that the building will be complete and available for occupancy during the fourth quarter of 2009.

•

On July 27, 2007, the Company commenced an interest rate hedging program for a portion of its anticipated financing activity in 2008. To date, the Company has entered into a series of treasury lock contracts and forward starting interest rate swap contracts on notional amounts aggregating $450.0 million for 10-year fixed rate financings estimated to occur on or about April 1, 2008 and on or about July 31, 2008. The contracts have fixed the 10-year treasury rate at a weighted average rate of 4.68%.

•

On August 6, 2007, the Company used available cash to repay the mortgage loan collateralized by its Embarcadero Center Four property located in San Francisco, California totaling approximately $131.2 million. There was no prepayment penalty associated with the repayment. The mortgage loan bore interest at a fixed rate of 6.79% per annum and was scheduled to mature on February 1, 2008.

•

On August 7, 2007, the Company sold Democracy Center in Bethesda, Maryland, for approximately $280.5 million. Democracy Center is a Class A office complex that contains an aggregate of approximately 685,000 net rentable square feet. In conjunction with the sale, the Company repaid the mortgage financing collateralized by the property totaling approximately $94.6 million. The Company paid a prepayment fee of approximately $2.6 million associated with the repayment. The mortgage loan bore interest at a fixed rate equal to 7.05% per annum and was scheduled to mature on April 1, 2009.

•

On September 27, 2007, the Company executed a contract to acquire North First Business Park located in San Jose, California, at a purchase price of approximately $71.5 million. This property is comprised of eight office/technical properties aggregating approximately 367,000 net rentable square feet located on approximately 24 acres of land. The Company expects to redevelop this site into approximately 1.4 million net rentable square feet of Class A office space. The acquisition is subject to the satisfaction of customary closing conditions and there can be no assurance that the acquisition will be consummated on the terms currently contemplated or at all.

•

On September 27, 2007, the Company entered into an interest rate swap contract to fix the one-month LIBOR index rate at 4.57% per annum on a construction loan with a notional amount of $96.7 million. The swap contract went into effect on October 22, 2007 and expires on October 29, 2008.

Transactions completed subsequent to September 30, 2007:

•

On October 1, 2007, a joint venture in which the Company has a 50% interest, placed in-service 505 9th Street, a 323,000 net rentable square foot Class A office property located in Washington, D.C. The building is 97% leased. On October 17, 2007, the construction financing on the property was converted to a 10-year fixed rate loan that matures on November 1, 2017. The loan totals $130.0 million and bears interest at a fixed interest rate of 5.73% per annum.

•

On October 1, 2007, the Company used available cash to repay the mortgage loan collateralized by its 504, 506, 508 and 510 Carnegie Center properties located in Princeton, New Jersey totaling approximately $65.0 million. There was no prepayment penalty associated with the repayment. The mortgage loans bore interest at a fixed rate of 7.39% per annum and were scheduled to mature on January 1, 2008.

Senior Management Promotions

The Company also announced two senior management promotions, effective November 15, 2007.

Michael E. LaBelle, age 43, has been promoted to Senior Vice President, Chief Financial Officer and Treasurer of the Company from Senior Vice President, Finance. Mr. LaBelle joined the Company in March 2000. His primary responsibilities have involved managing all debt capital market activities, including maintaining the Company’s relationships with its rating agencies and lending institutions, supervising treasury management and underwriting tenant credit capacity. Prior to joining the Company, Mr. LaBelle held the position of Vice President & Relationship Manager with Fleet National Bank for nine years with the responsibility of financing large scale commercial real estate developments. He started his career as an Associate National Bank Examiner with the Office of the Comptroller of the Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States. Mr. LaBelle holds a Bachelor of Science degree in Economics from the University of Colorado.

Michael R. Walsh, age 40, who is currently Senior Vice President, Finance and responsible for financial analysis and corporate projections, has assumed the additional responsibility for management oversight of all aspects of the Company’s financial reporting and tax functions. Mr. Walsh will continue to play a key role as a primary contact for investors and analysts. With more than 20 years of tenure at the Company, Mr. Walsh has overseen the financial analysis of the Company’s acquisitions, developments and complex financial transactions. Prior to his current role at the Company, Mr. Walsh held the positions of Assistant Controller and Vice President of Finance. Mr. Walsh received a Bachelor of Science degree, Magna Cum Laude, from Eastern Nazarene College.

Commenting on the promotions, the Company’s President, Douglas T. Linde, said, “We are fortunate to have within our organization two of the most talented professionals in the real estate industry whose work at Boston Properties has clearly demonstrated their capability to assume increased responsibility. I am confident that they will form a fantastic team and help us build on our strong financial position.”

EPS and FFO per Share Guidance:

The Company’s guidance for the fourth quarter 2007 and full year 2008 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below. In addition to the assumptions described below the table, the guidance for the full year 2008 assumes that the Company’s Board of Directors declares a special dividend in the amount of $5.70 per common share/unit in December 2007, payable by the end of January 2008, primarily relating to gains on sales of assets (including 5 Times Square); there can be no assurance, however, as to the exact amount or timing of this special dividend.

	Fourth Quarter 2007	Full Year 2008
	Low - High	Low-High
Projected EPS (diluted)	$1.12 - $1.13	$2.52 - $2.62
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.51 - 0.51	2.10 - 2.10
Less:
Projected Company Share of Gains on Sales of Real Estate	0.45 - 0.45	— - —

Projected FFO per Share (diluted)	$1.18 - $1.19	$4.62 - $4.72

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release. The estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions, dispositions or financings. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

On August 31, 2007, the Financial Accounting Standards Board (the “FASB”) issued proposed FASB Staff Position No. APB 14-a “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (the “proposed FSP”) that would require the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. As disclosed in the Company’s most recent Form 10-Q, the proposed FSP, if issued as currently contemplated, would require that the initial debt proceeds from the sale of Boston Properties Limited Partnership’s (“BPLP”) $862.5 million of 2.875% exchangeable senior notes due 2037 and $450.0 million of 3.75% exchangeable senior notes due 2036 be allocated between a liability component and an equity component in a manner that reflects interest expense at the interest rate of similar nonconvertible debt. The resulting debt discount would be amortized over the period during which the debt is expected to be outstanding (i.e., through the first optional redemption dates) as additional non-cash interest expense. The proposed FSP would be effective for fiscal years beginning after December 15, 2007 and interim periods within those fiscal years, and it would be applied retrospectively to BPLP’s outstanding exchangeable senior notes for all periods presented. Based on the Company’s current understanding of the application of the proposed FSP, this would result in an aggregate of approximately $0.13-$0.14 per share (net of incremental capitalized interest) of additional non-cash interest expense for fiscal 2008. Excluding the impact of capitalized interest, the additional non-cash interest expense would be approximately $0.15-$0.16 per share, and this amount (before netting) will increase in subsequent reporting periods through the first optional redemption dates as the debt accretes to its par value over the same period. There can be no assurance that the proposed FSP will be issued in the form currently contemplated by the FASB, or at all, and therefore its ultimate impact on the Company’s interest expense may differ materially from the aforementioned estimate. Accordingly, the guidance set forth in the table above also does not include the potential impact of the proposed FSP.

Boston Properties will host a conference call tomorrow, October 25, 2007 at 10:00 AM Eastern Time, open to the general public, to discuss the third quarter 2007 results, the fourth quarter 2007 and 2008 projections and related assumptions, and other related matters that may be of interest to investors. The number to call for this interactive teleconference is (800) 240-6709 (Domestic) or (303) 262-2193 (International); no passcode required. A replay of the conference call will be available through November 1, 2007, by dialing (800) 405-2236 (Domestic) or (303) 590-3000 (International) and entering the passcode 11098531. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section, through www.fulldisclosure.com for individual investors, or through the password-protected event management site, www.streetevents.com, for institutional investors. Shortly after the call a replay of the webcast and a podcast will be available on the Company’s website, www.bostonproperties.com, in the Investor Relations section, and archived for up to twelve months following the call.

Additionally, a copy of Boston Properties’ third quarter 2007 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com. These materials are also available by contacting Investor Relations at (617) 236-3322 or by written request to:

Investor Relations

Boston Properties, Inc.

Prudential Center

800 Boylston Street, Suite 1900

Boston, MA 02199-8103

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office properties and one hotel. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets – Boston, Midtown Manhattan, Washington, D.C., San Francisco and Princeton, N.J.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effects of local economic and market conditions, the effects of acquisitions and dispositions (including the exact amount and timing of any related special dividend and possible impairment charges) on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the fourth quarter of 2007 and full fiscal year 2008, whether as a result of new information, future events or otherwise.

Financial tables follow.

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(in thousands, except for per share amounts)
	(unaudited)
Revenue
Rental:
Base rent	$270,513	$272,146	$813,929	$823,984
Recoveries from tenants	45,621	45,896	140,125	138,224
Parking and other	16,328	13,967	48,137	41,869

Total rental revenue	332,462	332,009	1,002,191	1,004,077
Hotel revenue	8,646	8,319	24,690	21,598
Development and management services	5,318	4,558	15,175	14,159
Interest and other	25,081	14,611	68,274	25,124

Total revenue	371,507	359,497	1,110,330	1,064,958

Expenses
Operating:
Rental	114,140	111,176	341,339	333,016
Hotel	6,275	6,339	18,706	16,860
General and administrative	20,189	12,739	53,288	43,177
Interest	69,929	73,571	217,598	226,837
Depreciation and amortization	71,616	70,558	216,715	203,640
Losses from early extinguishments of debt	2,695	208	3,417	32,132

Total expenses	284,844	274,591	851,063	855,662

Income before minority interest in property partnership, income from unconsolidated joint ventures, minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	86,663	84,906	259,267	209,296
Minority interest in property partnership	—	—	—	2,013
Income from unconsolidated joint ventures	1,390	20,200	19,623	23,167

Income before minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	88,053	105,106	278,890	234,476
Minority interest in Operating Partnership	(14,178)	(18,404)	(42,455)	(44,911)

Income before gains on sales of real estate and discontinued operations	73,875	86,702	236,435	189,565
Gains on sales of real estate, net of minority interest	168,495	17,889	788,855	604,200

Income before discontinued operations	242,370	104,591	1,025,290	793,765
Discontinued operations:
Income from discontinued operations, net of minority interest	—	3,371	1,283	7,228
Gains on sales of real estate from discontinued operations, net of minority interest	—	—	173,899	—

Net income available to common shareholders	$242,370	$107,962	$1,200,472	$800,993

Basic earnings per common share:
Income available to common shareholders before discontinued operations	$2.02	$0.90	$8.53	$6.82
Discontinued operations, net of minority interest	—	0.03	1.48	0.06

Net income available to common shareholders	$2.02	$0.93	$10.01	$6.88

Weighted average number of common shares outstanding	119,010	115,432	118,715	113,989

Diluted earnings per common share:
Income available to common shareholders before discontinued operations	$1.99	$0.88	$8.39	$6.68
Discontinued operations, net of minority interest	—	0.03	1.45	0.06

Net income available to common shareholders	$1.99	$0.91	$9.84	$6.74

Weighted average number of common and common equivalent shares outstanding	120,655	117,728	120,760	116,365

BOSTON PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(in thousands, except for share amounts)
	(unaudited)
ASSETS
Real estate	$8,961,830	$8,819,934
Real estate held for sale, net	—	433,492
Construction in progress	629,138	115,629
Land held for future development	212,801	183,403
Less: accumulated depreciation	(1,488,077)	(1,392,055)

Total real estate	8,315,692	8,160,403
Cash and cash equivalents	1,894,198	725,788
Cash held in escrows	17,835	25,784
Tenant and other receivables, net of allowance for doubtful accounts of $2,199 and $2,682, respectively	43,199	57,052
Accrued rental income, net of allowance of $504 and $783, respectively	299,082	327,337
Deferred charges, net	257,469	274,079
Prepaid expenses and other assets	55,658	40,868
Investments in unconsolidated joint ventures	102,488	83,711

Total assets	$10,985,621	$9,695,022

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable	$2,644,393	$2,679,462
Unsecured senior notes, net of discount	1,471,801	1,471,475
Unsecured exchangeable senior notes, net of discount	1,293,074	450,000
Unsecured line of credit	—	—
Accounts payable and accrued expenses	133,714	102,934
Dividends and distributions payable	96,152	857,892
Accrued interest payable	46,671	47,441
Other liabilities	198,314	239,084

Total liabilities	5,884,119	5,848,288

Commitments and contingencies	—	—

Minority interests	753,620	623,508

Stockholders’ equity:
Excess stock, $.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 119,332,112 and 117,582,442 shares issued and 119,253,212 and 117,503,542 shares outstanding in 2007 and 2006, respectively	1,193	1,175
Additional paid-in capital	3,289,760	3,119,941
Earnings in excess of dividends	1,065,993	108,155
Treasury common stock, at cost	(2,722)	(2,722)
Accumulated other comprehensive loss	(6,342)	(3,323)

Total stockholders’ equity	4,347,882	3,223,226

Total liabilities and stockholders’ equity	$10,985,621	$9,695,022

BOSTON PROPERTIES, INC.

FUNDS FROM OPERATIONS (1)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007		2006
	(in thousands, except for per share amounts)
	(unaudited)
Net income available to common shareholders	$242,370	$107,962	$1,200,472		$800,993

Add:
Minority interest in Operating Partnership	14,178	18,404	42,455		44,911
Less:
Minority interest in property partnership	—	—	—		2,013
Income from unconsolidated joint ventures	1,390	20,200	19,623		23,167
Gains on sales of real estate, net of minority interest	168,495	17,889	788,855		604,200
Income from discontinued operations, net of minority interest	—	3,371	1,283		7,228
Gains on sales of real estate from discontinued operations, net of minority interest	—	—	173,899		—

Income before minority interest in property partnership, income from unconsolidated joint ventures, minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	86,663	84,906	259,267		209,296

Add:
Real estate depreciation and amortization (2)	73,195	73,408	222,329		211,855
Income from discontinued operations	—	3,995	1,504		8,578
Income from unconsolidated joint ventures (3)	1,390	2,283	4,170		5,250
Less:
Minority interest in property partnership’s share of funds from operations	—	—	—		479
Preferred distributions	1,054	1,912	3,340	(4)	7,987

Funds from operations (FFO)	160,194	162,680	483,930		426,513

Add:
Losses from early extinguishments of debt associated with the sales of real estate	2,675	—	2,675		31,444

Funds from operations after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	162,869	162,680	486,605		457,957
Less:
Minority interest in the Operating Partnership’s share of funds from operations after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	23,815	25,404	71,609		72,105

Funds from operations available to common shareholders after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	$139,054	$137,276	$414,996		$385,852

Our percentage share of funds from operations - basic	85.38%	84.38%	85.28%		84.26%

Weighted average shares outstanding - basic	119,010	115,432	118,715		113,989

FFO per share basic after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	$1.17	$1.19	$3.50		$3.38

FFO per share basic	$1.15	$1.19	$3.48		$3.15

Weighted average shares outstanding - diluted	122,298	120,727	122,506		120,454

FFO per share diluted after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	$1.15	$1.16	$3.43		$3.29

FFO per share diluted	$1.13	$1.16	$3.41		$3.07

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose FFO after a specific and defined supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate. The adjustment to exclude losses from early extinguishments of debt results when the sale of real estate encumbered by debt requires us to pay the extinguishment costs prior to the debt’s stated maturity and to write-off unamortized loan costs at the date of the extinguishment. Such costs are excluded from the gains on sales of real estate reported in accordance with GAAP. However, we view the losses from early extinguishments of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that this supplemental adjustment more appropriately reflects the results of our operations exclusive of the impact of our sale transactions.

Although our FFO as adjusted clearly differs from NAREIT’s definition of FFO, and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance because we believe that, by excluding the effects of the losses from early extinguishments of debt associated with the sales of real estate, management and investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.

Neither FFO nor FFO as adjusted should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. Neither FFO nor FFO as adjusted represents cash generated from operating activities determined in accordance with GAAP, and neither is a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO and FFO as adjusted should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

(2)	Real estate depreciation and amortization consists of depreciation and amortization from the Consolidated Statements of Operations of $71,616, $70,558, $216,715 and $203,640, our share of unconsolidated joint venture real estate depreciation and amortization of $1,989, $2,253, $6,173 and $6,837 and depreciation and amortization from discontinued operations of $0, $990, $608 and $2,667, less corporate-related depreciation and amortization of $410, $393, $1,157 and $1,289 for the three months and nine months ended September 30, 2007 and 2006, respectively.
(3)	Excludes approximately $15.5 million related to our share of the gain on sale and related loss from early extinguishment of debt associated with the sale of Worldgate Plaza for the nine months ended September 30, 2007. Excludes approximately $17.9 million related to our share of the gain on sale and related loss from early extinguishment of debt associated with the sale 265 Franklin Street for the three and nine months ended September 30, 2006.
(4)	Excludes an adjustment of approximately $3.1 million for the nine months ended September 30, 2007 to the income allocated to the holders of Series Two Preferred Units to account for their right to participate on an as-converted basis in the special dividend that followed previously completed sales of real estate.

BOSTON PROPERTIES, INC.

PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	September 30, 2007	December 31, 2006
Greater Boston	90.7%	89.9%
Greater Washington, D.C.	97.9%	98.0%
Midtown Manhattan	99.4%	99.9%
Princeton/East Brunswick, NJ	87.1%	87.9%
Greater San Francisco	89.5%	90.2%

Total Portfolio	93.9%	94.2%

	% Leased by Type
	September 30, 2007	December 31, 2006
Class A Office Portfolio	94.9%	94.7%
Office/Technical Portfolio	77.9%	84.5%

Total Portfolio	93.9%	94.2%